U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 16, 2007

COFFEE PACIFICA, INC.

(Exact name of small business issuer as specified in its charter)

Nevada	333-10170-2	46-0466417
(State or other jurisdiction of incorporation or organization)	Commission File No	(IRS Employer Identification Number)

Suite 1210 1200 West 73rd Avenue, Vancouver, B.C., Canada	V6P 6G5
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (604) 264 8012

(Former name, former address and former fiscal year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance And Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers; Compensatory Arrangements of Certain Officers.

Coffee Pacifica, Inc. (the "Company") announced in a press release dated April 18, 2007, that it executed a definitive Engagement agreement (the "Agreement") dated April 16, 2007 with Terry Klassen ("Klassen") its current Chief Executive Officer. As the Chief Executive Officer, Klassen will perform such duties customarily performed by the Chief Executive Officer and such other duties as reasonably requested by the Chairman or the Board of Directors of the Company (the "Board"). These duties include, but may not be limited to, the day to day management and operation of Coffee Pacifica's business affairs, including the marketing and sales of green bean coffee world-wide, and signing SEC filings and certifications required by the Sarbanes-Oxley Act. It is understood that Klassen has other business interests and responsibilities, but he does not anticipate any significant time conflicts. Klassen will not accept any significant new engagements and will devote the time and attention necessary to fulfill the duties to the Company. The Agreement is for thirty six months and expires on April 15, 2010, or until terminated by Coffee Pacifica. The Company may terminate the contract at any time, with or without cause. The Company shall make monthly management fee payments of ten thousand dollars ($10,000) to Klassen, in arrears, on the 25th day of each month. In further consideration of other services to be rendered under this Agreement, Klassen shall be paid a contract execution bonus of one hundred thousand dollars upon execution of the Agreement, and will be granted an option to purchase up to three hundred thousand (300,000) shares of Company's Common Stock, prior to January 1, 2010, at an exercise price per share to be established by the Board (the "Stock Option"). The first one-third (1/3) of the Stock Option (100,000 shares) shall fully vest on the Effective Date and the remaining two-thirds (2/3) of the Stock Option (200,000 shares) shall fully vest on April 2, 2008. The said Stock Option shall be formalized in two separate Option Agreements between the Company and Klassen in accordance with the above-noted vesting dates. The Agreement also contains customary representations and warranties from Klassen and Coffee Pacifica, Inc.

The summary of the Agreement entered into in connection with the engagement of Terry Klassen as set forth in this report on Form 8-K is qualified in its entirety by reference to the Agreement that is attached as an exhibit to this Form 8-K.

There are no family relationships among directors, executive officers, or persons nominated or chosen by the Company to become executive officers. There have been no transactions during the last two years, or proposed transactions, to which the Company was or is to be a party, in which Terry Klassen had or is to have a direct or indirect material interest other than the employment contracts.

Section 8 - Other Events

Item 8.01 Other Events

Coffee Pacifica, Inc. announced in a press release dated April 18, 2007, today that it will commence to sell, through its 100% owned subsidiary Uncommon Grounds Inc., Fair Trade and Organic certified coffee produced by farmer co-operatives in Ethiopia. According to the International Coffee Organization historical production data, Ethiopia is the world's 6th largest coffee exporting country. The addition of certified Ethiopian coffee will increase Coffee Pacifica's current and future revenue.

Terry Klassen, CEO of Coffee Pacifica stated "We believe that this first order of specialty coffee from Ethiopia is just the beginning of a long term relationship with the Ethiopian co-operatives."

Jon Yogiyo, Vice Chairman of Coffee Pacifica and Chairman of PNG Coffee Growers Federation Ltd said that "I am excited with the third coffee producing country joining our distribution network. Within three years, Coffee Pacifica has established a global presence and our unique "Growers Direct" marketing strategy is rapidly gaining leading recognition in the green bean coffee industry. We anticipate selling certified green beans from Papua New Guinea too."

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

a)    Financial Statements - None

b)    Exhibits

    10.1    Management Agreement

    99.1    Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

                                                                                                                    COFFEE PACIFICA, INC.

Date: April 20, 2007 _________                                                             "SHAILEN SINGH" ____

                                                                                                                    Shailen Singh, President